Exhibit 99.1

Trex Company Reports Strong Results in Third Quarter 2021

─ Robust Repair and Remodel Activity and Strong Demand for Trex Decking and Railing Products Drive 45% Revenue Growth ─

─ Strong Net Income Bolstered by Strong Operating Leverage ─

─ Announced Plans for Third Production Site to Address Long-Term Demand Trends and Pursue New Growth Opportunities ─

─ Fourth Quarter Consolidated Sales Expected at $295 Million to $305 Million, Up 31% Year-on-Year at the Mid-Point ─

Third Quarter 2021 Highlights

- Consolidated net sales increased 45% to $336 million
- Net income grew 73% to $74 million; diluted earnings per share of $0.64, up 73%
- EBITDA grew 76% to $108 million; EBITDA margin of 32.2%

WINCHESTER, Va.--(BUSINESS WIRE)--November 8, 2021--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of composite decking and railing, innovator of high-performance, low-maintenance and eco-friendly outdoor living products and a leading national provider of custom-engineered commercial railing systems, today reported third quarter 2021 results and year-to-date performance.

“The strength of the outdoor living repair and remodel sector and continued broad-based demand for Trex-branded decking and railing products, together with our expanded manufacturing capacity, drove impressive revenue growth of 45% in the third quarter. The accelerated pace of market share conversion from wood to composites continues, and our ability to capture a large portion of this expanded addressable market reflects the strength of our brand and the range of our product portfolio, which supports consumer decision-making by providing a range of product aesthetics, features and price points that have broad appeal and distinct competitive advantages over wood.

“Strong sales growth coupled with disciplined SG&A spending resulted in significant operating leverage in the third quarter. This was noteworthy given that Trex, like many other manufacturers, continued to experience inflationary pressures on raw materials, labor and other costs. We expect recent price increases to mitigate those impacts beginning in the fourth quarter.

“Trex continues to prioritize cost reduction projects and continuous improvement opportunities, primarily related to automation, modernization, energy efficiency and raw material processing, while remaining focused on innovation and new product development”, said Bryan Fairbanks, President and CEO.

Third Quarter 2021 Results

Consolidated net sales for the 2021 third quarter were $336 million, representing a 45% increase year-over-year. Trex Residential net sales increased 46% to $319 million, with Trex Commercial contributing $17 million to net sales. The increase in net sales was largely due to volume growth across all Trex Residential product lines; however, labor shortages constrained the extent of the volume growth. The increase also reflects price increases on certain product lines at Trex Residential that were realized in early September 2021 to address inflationary pressures in key raw materials and freight.

Consolidated gross margin for the 2021 third quarter was 38.2%, including inflationary pressures on raw materials and logistics cost. This compares to 36.7% in the year-ago quarter, which included the impact of the $6.5 million Trex Residential warranty reserve charge. Third quarter 2021 gross margin for Trex Residential and Trex Commercial were 38.9% and 24.0%, respectively, compared to 37.4% and 24.4%, respectively, in the 2020 quarter. Excluding the warranty reserve charge, third quarter 2020 consolidated and Residential margins were 39.5% and 40.4%, respectively, compared to the 38.2% and 38.9%, respectively, in the 2021 quarter. Excluding the provision, gross margin decreased as a result of inflationary pressures on key raw materials, higher transportation costs and labor shortages, partially offset by the price increase realized in September and increased production efficiencies.

Selling, general and administrative expenses were $30 million, or 9.0% of net sales, inclusive of a gain on insurance proceeds of $3.7 million related to the fire at the Virginia plant in March of 2021. This compares to $28 million, or 12.1% of net sales, in the 2020 third quarter. Excluding the gain on insurance proceeds, SG&A would have been $34 million or 10.1% of sales.

Net income for the 2021 third quarter grew to $74 million, or $0.64 per diluted share, both representing an increase of 73%, from net income of $43 million, or $0.37 per diluted share, in the 2020 third quarter. EBITDA increased 76% to $108 million and EBITDA margin was 32.2%. Excluding the warranty charge, third quarter 2020 net income was $48 million, or $0.41 per diluted share, and EBITDA and EBITDA margin were $68 million and 29.4%, respectively.

Year-to-Date Performance

Net sales year-to-date were $893 million, 37% ahead of the $653 million reported in the prior year. Trex Residential net sales increased 39% to $851 million, with Trex Commercial contributing an additional $42 million to net sales. Year-to-date consolidated gross margin was 38.3%, representing gross margins of 39.2% and 21.2% for Trex Residential and Trex Commercial, respectively. Excluding the $6.5 million Trex Residential warranty reserve charge, year-to-date 2020 consolidated and Residential margins were 41.9% and 42.7%, respectively.

Selling, general and administrative expenses were $97 million, inclusive of a gain on insurance proceeds of $4.7 million related to the fire at the Virginia facility, or 10.9% of net sales, compared to $92 million, or 14.0% of net sales, in the prior year.

Net income year-to-date was $184 million, or $1.59 per diluted share, compared to $132 million, or $1.14 per diluted share. EBITDA increased 44% to $271 million and EBITDA margin was 30.3%, compared to EBITDA of $188 million and EBITDA margin of 28.8% during the same period. Excluding the warranty charge, year-to-date 2020 net income amounted to $137 million, or $1.18 per diluted share, and EBITDA and EBITDA margin were $194 million and 29.8%, respectively.

The company repurchased 576,714 shares of its outstanding common stock during the first nine months of the year totaling $52.3 million.

Recent Developments

On October 26, 2021, the Company announced its plan to add a third U.S.-based Trex Residential manufacturing facility in Little Rock, Arkansas. The new campus will sit on nearly 300 acres of land and will include buildings dedicated to decking and railing production, plastic film recycling and processing, reclaimed wood storage, warehousing, and administrative offices. When completed, the new facility will substantially expand the Company’s production capacity and address increased demand for Trex Residential outdoor living products. Construction is slated to begin in early 2022 with the first production output anticipated in 2024. Funded primarily through ongoing cash generation, the Company expects to invest approximately $400 million over five years in the development of the new Arkansas site.

Summary and Outlook

“Demand trends remain strong, mirroring repair and remodel spending forecasts for the remainder of 2021 and into 2022. Supporting this view is the significant rise in home improvement permits indicating that homeowners are continuing to invest in their primary and secondary residences.

“Order activity together with our website traffic and analytics point to a strong finish to 2021. For the fourth quarter of 2021, we expect consolidated net sales to range from $295 million to $305 million, representing 31% year-over-year growth at the midpoint of the range. Anticipating sustained consumer demand along with infilling of low channel inventories, as we look to 2022, we expect another year of strong double-digit revenue gains.

“Trex Company’s commitment to environmental sustainability remains a core principle of our operations. The high percentage of recycled materials contained in our decking and railing products is of increasing importance to consumers. I would like to thank the entire Trex organization for their dedication and collaboration in building a better tomorrow for our customers, employees, communities, investors and the environment.” Mr. Fairbanks concluded.

Third Quarter 2021 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third quarter 2021 results and other corporate matters on Monday, November 8, 2021 at 5:00 p.m. EST. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 3Q21 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use the non-GAAP financial measure of earnings before interest, income taxes, depreciation and amortization (EBITDA) to assess performance. We consider EBITDA to be an important supplemental indicator of our core operating performance because it eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, and is not meant to be considered superior to or a substitute for our GAAP results. Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$73,795	$42,710	$183,705	$132,331
Interest income, net	(10)	(208)	─	(801)
Income tax expense	24,311	14,435	61,235	43,938
Depreciation and amortization	9,901	4,535	25,604	12,450
EBITDA	$107,997	$61,472	$270,544	$187,918
Net income as a percentage of net sales	22.0%	18.4%	20.6%	20.3%
EBITDA as a percentage of net sales (EBITDA margin)	32.2%	26.6%	30.3%	28.8%

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, low-maintenance wood-alternative decking and railing, with nearly 30 years of product experience. The #1 brand in outdoor living is proud to be named to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies and to Forbes’ 2021 List of America’s Best Mid-Size Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com. You also can follow Trex on LinkedIn (https://www.linkedin.com/company/trex-company/), Twitter (@Trex_Company), Instagram (@trexcompany), Pinterest (trexcompany) or Houzz (trexcompany-inc), “like” Trex on Facebook (@TrexCompany) or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Net sales	$335,872	$231,502	$892,991	$652,545

Cost of sales	207,622	146,538	550,668	385,479

Gross profit	128,250	84,964	342,323	267,066

Selling, general and administrative expenses	30,154	28,027	97,383	91,598

Income from operations	98,096	56,937	244,940	175,468

Interest income, net	(10)	(208)	-	(801)

Income before income taxes	98,106	57,145	244,940	176,269

Provision for income taxes	24,311	14,435	61,235	43,938

Net income	$73,795	$42,710	$183,705	$132,331

Basic earnings per common share	$0.64	$0.37	$1.59	$1.14

Basic weighted average common shares outstanding	115,344,015	115,773,030	115,455,543	115,921,463

Diluted earnings per common share	$0.64	$0.37	$1.59	$1.14

Diluted weighted average common shares outstanding	115,625,760	116,134,623	115,767,426	116,280,807

Comprehensive income	$73,795	$42,710	$183,705	$132,331

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30, 2021	December 31, 2020

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$54,042	$121,701
Accounts receivable, net	265,560	106,748
Inventories	73,636	68,238
Prepaid expenses and other assets	19,782	25,310
Total current assets	413,020	321,997
Property, plant and equipment, net	424,974	336,537
Goodwill and other intangible assets, net	73,351	73,665
Operating lease assets	36,137	34,382
Other assets	5,969	3,911
Total assets	$953,451	$770,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$45,415	$38,622
Accrued expenses and other liabilities	105,193	62,331
Accrued warranty	5,400	5,400
Line of credit		-
Total current liabilities	156,008	106,353

Operating lease liabilities	29,716	28,579
Non-current accrued warranty	23,962	24,073
Deferred income taxes	22,956	22,956
Total liabilities	232,642	181,961

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized; 140,703,442 and 140,577,005 shares issued and 115,349,226 and 115,799,503 shares outstanding at September 30, 2021 and December 31, 2020, respectively	1,407	1,406
Additional paid-in capital	126,956	126,087
Retained earnings	921,016	737,311
Treasury stock, at cost, 25,354,216 and 24,777,502 shares at September 30, 2021 and December 31, 2020, respectively	(328,570)	(276,273)
Total stockholders’ equity	720,809	588,531
Total liabilities and stockholders’ equity	$953,451	$770,492

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Operating Activities
Net income	$183,705	$132,331
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	25,604	12,450
Stock-based compensation	6,195	5,919
Gain on disposal of property, plant and equipment	(1,057)	(138)
Other non-cash adjustments	(40)	(28)
Changes in operating assets and liabilities:
Accounts receivable	(158,813)	(174,954)
Inventories	(5,399)	4,525
Prepaid expenses and other assets	(4,311)	(694)
Accounts payable	17,219	14,447
Accrued expenses and other liabilities	28,472	13,286
Income taxes receivable/payable	21,484	5,370

Net cash provided by operating activities	113,059	12,514

Investing Activities
Expenditures for property, plant and equipment	(124,451)	(99,696)
Proceeds from sales of property, plant and equipment	1,355	2,150

Net cash used in investing activities	(123,096)	(97,546)

Financing Activities
Borrowings under line of credit	416,000	235,000
Principal payments under line of credit	(416,000)	(235,000)
Repurchases of common stock	(58,945)	(44,437)
Financing Costs	-	(361)
Proceeds from employee stock purchase and option plans	1,323	1,078

Net cash used in financing activities	(57,622)	(43,720)

Net decrease in cash and cash equivalents	(67,659)	(128,752)
Cash and cash equivalents at beginning of period	121,701	148,833

Cash and cash equivalents at end of period	$54,042	$20,081

Contacts

Dennis C. Schemm
Senior Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800